Exhibit 99.1

FOR IMMEDIATE RELEASE
April 21, 2021

FOR ADDITIONAL INFORMATION, PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS RECORD EARNINGS FOR THE FIRST QUARTER 2021

Earnings Summary
(in thousands except per share data)	1Q 2021	4Q 2020	1Q 2020
Net income	$23,618	$15,826	$6,579
Earnings per share	$1.33	$0.89	$0.37
Earnings per share – diluted	$1.33	$0.89	$0.37

Return on average assets	1.84%	1.24%	0.60%
Return on average equity	14.48%	9.64%	4.24%
Efficiency ratio	50.37%	62.75%	59.18%
Tangible common equity	11.27%	11.62%	12.77%

Dividends declared per share	$0.385	$0.385	$0.380
Book value per share	$37.14	$36.77	$34.46

Weighted average shares	17,774	17,755	17,752
Weighted average shares – diluted	17,787	17,769	17,763

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports record earnings for the first quarter 2021 of $23.6 million, or $1.33 per basic share, compared to $15.8 million, or $0.89 per basic share, earned during the fourth quarter 2020 and $6.6 million, or $0.37 per basic share, earned during the first quarter 2020.

1st Quarter 2021 Highlights

❖	Net interest income for the quarter of $40.2 million was $1.6 million, or 4.2%, above prior quarter and $4.0 million, or 11.0%, above first quarter 2020.

❖
We recovered $2.5 million of our provision for credit losses during the quarter ended March 31, 2021, as a result of improvement in our net charge-off experience affecting our vintage loss analysis in several segments, the most significant of those being the indirect lending and residential lending segments.  Provision for credit losses for the prior quarter and prior year same quarter was $1.0 million and $12.7 million, respectively.

❖	Our loan portfolio decreased $15.4 million, an annualized 1.8%, during the quarter but increased $251.3 million, or 7.6%, from March 31, 2020.

❖
CTBI experienced significant improvement in loan losses, as our net loan charge-offs for the quarter ended March 31, 2021 decreased to $0.2 million, or 0.02% of average loans annualized, compared to $0.9 million, or 0.10% annualized, experienced for the fourth quarter 2020 and $1.4 million, or 0.17% annualized, for the first quarter 2020.

❖
Asset quality has continued to improve, as our nonperforming loans, excluding troubled debt restructurings, at $21.0 million decreased $5.5 million from December 31, 2020 and $14.3 million from March 31, 2020.  Nonperforming assets at $27.3 million decreased $7.0 million from December 31, 2020 and $27.9 million from March 31, 2020.

❖	Deposits, including repurchase agreements, increased $216.1 million, an annualized 20.0%, during the quarter and $956.0 million, or 26.3%, from March 31, 2020.

❖	Noninterest income for the quarter ended March 31, 2021 of $15.6 million was a $0.3 million, or 2.1%, increase from prior quarter and a $4.1 million, or 35.2%, increase from prior year same quarter.

❖
Noninterest expense for the quarter ended March 31, 2021 of $28.3 million decreased $5.3 million, or 15.8%, from prior quarter, but increased slightly by $0.1 million, or 0.3%, from prior year same quarter.

COVID-19

We continue working with our customers through the COVID-19 pandemic.  At March 31, 2021, the number of customers with CARES Act deferrals reduced to 226 for a total outstanding amount of $81.8 million.  The majority of our CARES Act deferrals have been 90 day deferrals.  Total outstanding deferrals include 73 commercial loan deferrals with a total outstanding amount of $73.8 million, 83 residential loan deferrals with a total outstanding amount of $6.5 million, and 70 consumer loan deferrals with a total outstanding amount of $1.5 million.  Included in the commercial loan deferrals are 20 four time deferrals totaling $40.5 million and 2 five time deferrals totaling $10.6 million.  In most cases, these loans have been downgraded; however, they remain within the pass category, as little to no loss is anticipated.  One of the loans was already graded substandard prior to the deferrals being granted.  These loan deferrals and modifications have been executed consistent with the guidelines of the CARES Act.  Pursuant to the CARES Act, these loan deferrals are not included in our nonperforming loans disclosed below.

At March 31, 2021, we had closed 2,962 Paycheck Protection Program (PPP) loans totaling $277.0 million, stemming from the CARES Act passed by Congress as a stimulus response to the potential economic impacts of COVID-19.  The initial phase of the PPP program expired on August 8, 2020, and the loan forgiveness process began shortly thereafter.  Through March 31, 2021, we have had 1,563 of our PPP loans forgiven by the SBA in a total amount of $117.2 million, including $98.1 million during the first quarter 2021.  An additional stimulus package, included as part of the Consolidated Appropriations Act 2021, was signed into law in late December providing for an additional $284 billion in funding under the PPP, with authority to make loans under the program being extended through May 31, 2021.  As of March 31, 2021, CTBI has closed 1,857 loans totaling $99.1 million in new PPP loans stemming from the Consolidated Appropriations Act 2021.

Net Interest Income

Net interest income for the quarter of $40.2 million was an increase of $1.6 million, or 4.2%, from fourth quarter 2020 and $4.0 million, or 11.0%, from first quarter 2020.  Our net interest margin at 3.31% increased 11 basis points from prior quarter but decreased 27 basis points from prior year same quarter, while our average earning assets increased $136.4 million and $863.8 million, respectively, during those same periods.  Our yield on average earning assets increased 5 basis points from prior quarter but decreased 78 basis points from prior year same quarter, and our cost of funds decreased 7 basis points from prior quarter and 71 basis points from prior year same quarter.  The PPP loan portfolio had an annualized yield for the quarter of 6.03%.  Interest income on the portfolio was $0.7 million, while the amortization of loan origination fees from current outstanding loans and recognition of net fee income from paid and forgiven loans was $3.3 million.  These fees are amortized over the life of the loan with any unamortized balance fully recognized at the time of loan forgiveness.  The impact to the net interest margin of the $3.3 million in fee income recognized was 27 basis points.

Our ratio of average loans to deposits, including repurchase agreements, was 79.9% for the quarter ended March 31, 2021 compared to 82.3% for the quarter ended December 31, 2020 and 89.9% for the quarter ended March 31, 2020.

Noninterest Income

Noninterest income for the quarter ended March 31, 2021 of $15.6 million was a $0.3 million, or 2.1%, increase from prior quarter and a $4.1 million, or 35.2%, increase from prior year same quarter.  The increase in noninterest income from prior quarter was primarily the result of increases in loan related fees ($0.5 million), net gains on other real estate owned ($0.5 million), and trust revenue ($0.2 million), partially offset by a decline in securities gains ($0.6 million) and deposit related fees ($0.3 million).  The increase from prior year same quarter resulted from increases in loan related fees ($2.2 million) and net gains on loans ($2.0 million), partially offset by a decline in securities gains ($0.4 million).  The increase in loan related fees was primarily the result of a $1.0 million positive adjustment to the fair market value of our mortgage servicing rights.

Noninterest Expense

Noninterest expense for the quarter ended March 31, 2021 of $28.3 million decreased $5.3 million, or 15.8%, from prior quarter, but increased slightly by $0.1 million, or 0.3%, from prior year same quarter.  The decrease in noninterest expense quarter over quarter included decreases in personnel expense ($3.3 million), taxes other than property and payroll ($1.5 million), and net other real estate owned expense ($0.4 million).  The decrease in personnel expense from prior quarter was primarily the result of a $2.4 million charge in the fourth quarter 2020 to post retirement benefits related to our bank owned life insurance and a $1.3 million increase in our accruals during the fourth quarter 2020 for special payments to employees.  Noninterest expense year over year was impacted by increases in personnel expense ($1.8 million primarily as a result of resumed normal accruals for our incentive program) and data processing expense ($0.2 million), offset by decreases in taxes other than property and payroll ($1.5 million) and net other real estate owned expense ($0.6 million).  In March 2019, Kentucky enacted legislation requiring financial institutions to transition from a bank franchise tax to the Kentucky corporate income tax beginning in 2021.  As a result, we have experienced a decline in taxes other than property and payroll and a corresponding increase in income taxes.

Balance Sheet Review

CTBI’s total assets at $5.4 billion increased $221.0 million, or 17.4% annualized, from December 31, 2020 and $1.0 billion, or 23.1%, from March 31, 2020.  Loans outstanding at March 31, 2021 were $3.5 billion, a decrease of $15.4 million, an annualized 1.8%, from December 31, 2020 but an increase of $251.3 million, or 7.6%, from March 31, 2020.  Loans, excluding PPP loans, declined $17.5 million during the quarter as we experienced the payoff of a $30 million credit and continuing soft loan demand.  We experienced an increase in the commercial loan portfolio during the quarter of $7.0 million (including $2.1 million in PPP loans), offset by decreases of $16.7 million in the residential loan portfolio as customers continued to refinance into the secondary market with low fixed rate mortgages, $2.9 million in the direct consumer loan portfolio, and $2.8 million in the indirect consumer loan portfolio.  CTBI’s investment portfolio increased $157.7 million, or an annualized 64.0%, from December 31, 2020 and $522.2 million, or 82.2%, from March 31, 2020 as we continued to deploy our increased liquidity in investments due to continued soft loan demand.  Deposits in other banks increased $72.5 million from prior quarter and $231.5 million from prior year same quarter.  Deposits, including repurchase agreements, at $4.6 billion increased $216.1 million, or an annualized 20.0%, from December 31, 2020 and $956.0 million, or 26.3%, from March 31, 2020.

Shareholders’ equity at March 31, 2021 was $662.1 million, a $7.2 million increase from the $654.9 million at December 31, 2020 and a $49.1 million increase from the $612.9 million at March 31, 2020.  CTBI’s annualized dividend yield to shareholders as of March 31, 2021 was 3.50%.

Asset Quality

CTBI’s total nonperforming loans, not including performing troubled debt restructurings, were $21.0 million, or 0.59% of total loans, at March 31, 2021 compared to $26.6 million, or 0.75% of total loans, at December 31, 2020 and $35.4 million, or 1.08% of total loans, at March 31, 2020.  Accruing loans 90+ days past due decreased $8.3 million from prior quarter and $9.2 million from March 31, 2021.  Nonaccrual loans increased $2.8 million during the quarter but decreased $5.1 million from March 31, 2020.  Accruing loans 30-89 days past due at $13.2 million increased $0.7 million from prior quarter but decreased $10.9 million from March 31, 2020.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.

Our level of foreclosed properties at $6.2 million at March 31, 2021 was a $1.5 million decrease from the $7.7 million at December 31, 2020 and a $13.6 million decrease from the $19.8 million at March 31, 2020.  Sales of foreclosed properties for the quarter ended March 31, 2021 totaled $1.1 million.  No new foreclosed properties were booked during the first quarter 2021.  At March 31, 2021, the book value of properties under contracts to sell was $0.9 million; however, the closings had not occurred at quarter-end.

Net loan charge-offs for the quarter ended March 31, 2021 were $0.2 million, or 0.02% of average loans annualized, compared to $0.9 million, or 0.10%, experienced for the fourth quarter 2020 and $1.4 million, or 0.17%, for the first quarter 2020.  Loan charge-offs for the quarter were primarily in the commercial loan portfolio.

Allowance for Credit Losses

We recognized a recapture of allowance for credit losses with a credit to provision for credit losses of $2.5 million for the first quarter of 2021, compared to a provision for credit losses of $1.0 million for the prior quarter and $12.7 million for the first quarter of 2020.  The change in the provision for credit losses compared to the fourth quarter of 2020 was due primarily to the improvement in net charge off experience affecting our vintage loss analysis in several segments, the most significant of those being the indirect lending and residential lending segments.  The indirect lending segment experienced no net losses in the quarter, compared to the 12 quarter rolling average losses of 0.35 percent.  The residential lending segment experienced no net losses in the quarter compared to the 12 quarter rolling average of 0.07 percent.  Overall, the decrease in the allowance for credit losses attributed to historical loss factors was $2.4 million.  Our reserve coverage (allowance for credit losses to nonperforming loans) at March 31, 2021 was 215.5% compared to 180.7% at December 31, 2020 and 139.8% at March 31, 2020.  Our credit loss reserve as a percentage of total loans outstanding at March 31, 2021 was 1.28% (1.38% excluding PPP loans) compared to 1.35% at December 31, 2020 (1.46% excluding PPP loans) and 1.50% at March 31, 2020.  The PPP program began in April 2020.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Community Trust Bancorp, Inc.’s (“CTBI”) actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; the effects of the COVID-19 pandemic on our business operations and credit quality and on general economic and financial market conditions, as well as our ability to respond to the related challenges; results of various investment activities; the effects of competitors’ pricing policies, changes in laws and regulations, competition, and demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary, operational, and fiscal policies and regulations, which include, but are not limited to, those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Consumer Financial Protection Bureau, and state regulators, whose policies, regulations, and enforcement actions could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $5.4 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, three banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2021
(in thousands except per share data and # of employees)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Interest income	$44,211	$43,148	$44,699
Interest expense	3,969	4,543	8,455
Net interest income	40,242	38,605	36,244
Loan loss provision	(2,499)	956	12,707

Gains on sales of loans	2,433	2,520	483
Deposit service charges	6,022	6,282	5,916
Trust revenue	2,951	2,786	2,884
Loan related fees	2,270	1,741	95
Securities gains (losses)	(168)	441	249
Other noninterest income	2,069	1,479	1,894
Total noninterest income	15,577	15,249	11,521

Personnel expense	16,833	20,106	15,031
Occupancy and equipment	2,828	2,595	2,706
Data processing expense	2,159	2,152	1,978
FDIC insurance premiums	326	320	147
Other noninterest expense	6,164	8,463	8,359
Total noninterest expense	28,310	33,636	28,221

Net income before taxes	30,008	19,262	6,837
Income taxes	6,390	3,436	258
Net income	$23,618	$15,826	$6,579

Memo: TEQ interest income	$44,428	$43,336	$44,868

Average shares outstanding	17,774	17,755	17,752
Diluted average shares outstanding	17,787	17,769	17,763
Basic earnings per share	$1.33	$0.89	$0.37
Diluted earnings per share	$1.33	$0.89	$0.37
Dividends per share	$0.385	$0.385	$0.38

Average balances:
Loans	$3,548,358	$3,548,178	$3,262,928
Earning assets	4,957,636	4,821,196	4,093,833
Total assets	5,219,406	5,092,100	4,382,408
Deposits, including repurchase agreements	4,442,647	4,310,970	3,630,426
Interest bearing liabilities	3,335,206	3,261,814	2,847,197
Shareholders' equity	661,302	652,827	624,411

Performance ratios:
Return on average assets	1.84%	1.24%	0.60%
Return on average equity	14.48%	9.64%	4.24%
Yield on average earning assets (tax equivalent)	3.63%	3.58%	4.41%
Cost of interest bearing funds (tax equivalent)	0.48%	0.55%	1.19%
Net interest margin (tax equivalent)	3.31%	3.20%	3.58%
Efficiency ratio (tax equivalent)	50.37%	62.75%	59.18%

Loan charge-offs	$1,470	$1,961	$2,415
Recoveries	(1,293)	(1,041)	(1,017)
Net charge-offs	$177	$920	$1,398

Market Price:
High	$47.53	$38.50	$46.87
Low	$36.02	$27.74	$27.68
Close	$44.03	$37.05	$31.79

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2021
(in thousands except per share data and # of employees)

	As of	As of	As of
	March 31, 2021	December 31, 2020	March 31, 2020
Assets:
Loans	$3,538,804	$3,554,211	$3,287,541
Loan loss reserve	(45,346)	(48,022)	(49,445)
Net loans	3,493,458	3,506,189	3,238,096
Loans held for sale	17,748	23,259	1,403
Securities AFS	1,155,195	997,261	633,479
Equity securities at fair value	2,243	2,471	1,721
Other equity investments	14,858	14,935	16,241
Other earning assets	358,529	286,074	127,065
Cash and due from banks	66,664	54,250	67,728
Premises and equipment	40,997	42,001	43,568
Right of use asset	12,787	13,215	14,210
Goodwill and core deposit intangible	65,490	65,490	65,490
Other assets	132,150	133,996	143,644
Total Assets	$5,360,119	$5,139,141	$4,352,645

Liabilities and Equity:
Interest bearing checking	$91,803	$78,308	$69,717
Savings deposits	1,814,711	1,756,178	1,370,836
CD's >=$100,000	547,767	545,613	538,820
Other time deposits	496,182	495,058	554,891
Total interest bearing deposits	2,950,463	2,875,157	2,534,264
Noninterest bearing deposits	1,283,309	1,140,925	860,844
Total deposits	4,233,772	4,016,082	3,395,108
Repurchase agreements	354,235	355,862	236,908
Other interest bearing liabilities	58,731	58,736	63,159
Lease liability	13,549	13,972	14,853
Other noninterest bearing liabilities	37,763	39,624	29,695
Total liabilities	4,698,050	4,484,276	3,739,723
Shareholders' equity	662,069	654,865	612,922
Total Liabilities and Equity	$5,360,119	$5,139,141	$4,352,645

Ending shares outstanding	17,826	17,810	17,787

30 - 89 days past due loans	$13,204	$12,465	$24,074
90 days past due loans	8,816	17,133	18,044
Nonaccrual loans	12,223	9,444	17,333
Restructured loans (excluding 90 days past due and nonaccrual)	68,485	68,554	64,526
Foreclosed properties	6,224	7,694	19,816

Community bank leverage ratio	12.70%	12.70%	13.79%
Tangible equity to tangible assets ratio	11.27%	11.62%	12.77%
FTE employees	970	998	1,003